As filed with the U.S. Securities and Exchange Commission on February 7, 2006
                                                     Registration No. 333-122392

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                       ---------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 5
                                       TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       ---------------------------------

                                SPATIALIGHT, INC.
             (Exact name of registrant as specified in its charter)

           New York                                              16-1363082
(State or other jurisdiction of                                (IRS Employer
 incorporation or organization)                              Identification No.)

                        Five Hamilton Landing, Suite 100
                            Novato, California 94949
                                 (415) 883-1693
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       ---------------------------------

                                 Robert A. Olins
                             Chief Executive Officer
                                SpatiaLight, Inc.
                        Five Hamilton Landing, Suite 100
                            Novato, California 94949
                                 (415) 883-1693
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                       ---------------------------------

                                   Copies to:

                                Melvin Katz, Esq.
                                 Bryan Cave LLP
                           1290 Avenue of the Americas
                            New York, New York 10104
                                 (212) 541-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

      From time to time as described in the prospectus after the effective date of this Registration Statement.

                        PROSPECTUS DATED February 6, 2006

We may not sell these securities until the Registration Statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

                                SPATIALIGHT, INC.

                             1,500,000 COMMON SHARES

         We plan to offer from time to time an aggregate total of 1,500,000 of our common shares in one or more offerings (which we refer to in this prospectus as "Shares"), par value of $.01 per share. The Shares may be offered in separate transactions or, in the aggregate, in a single transaction. We will provide the material terms of such transactions in supplements to the prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

         Our common shares are traded on The Nasdaq SmallCap Market under the symbol "HDTV". On February 2, 2006, the last sale price of our common shares as reported on The Nasdaq SmallCap Market was $2.63 per share.

         Together with this registration statement, of which this prospectus is a part, we are concurrently filing Post-Effective Amendment No. 5 to Form S-3 (Registration Number 333-122391) a registration statement for the resale, from time to time, of up to 1,995,643 of our common shares.

         We will sell directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents, dealers, or underwriters. If any agents, dealers or underwriters are involved in the sale of any of the Shares, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

          An investment in our common shares involves a high degree of risk. Please carefully consider the information under the heading "Risk Factors" beginning on page 3.

         Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

                            ------------------------

                The date of this prospectus is February 6, 2006.

                                TABLE OF CONTENTS


                                                                            Page


ABOUT THIS PROSPECTUS.........................................................1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.....................2

SUMMARY.......................................................................2

RISK FACTORS..................................................................3

ABOUT SPATIALIGHT............................................................15

USE OF PROCEEDS..............................................................22

DESCRIPTION OF COMMON SHARES.................................................22

PLAN OF DISTRIBUTION.........................................................23

LEGAL MATTERS................................................................24

EXPERTS .....................................................................24

WHERE TO FIND MORE INFORMATION...............................................24

DOCUMENTS INCORPORATED BY REFERENCE..........................................24

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES..............................................................25

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a Registration Statement that we filed with the U.S. Securities and Exchange Commission, using a "shelf" registration process. Under the shelf process, we may, from time to time, offer up to 1,500,000 of our common shares. This prospectus provides you with a general description of the Shares that we may offer. Each time that we sell Shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where To Find More Information." We may only use this prospectus to sell Shares if it is accompanied by a prospectus supplement.

         The Registration Statement that contains this prospectus, including the exhibits to the Registration Statement, contains additional information about us and the Shares offered under this prospectus. The Registration Statement can be read at the SEC's website or at the SEC's office referenced under the heading "Where To Find More Information."

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements and information contained in this prospectus concerning our future, proposed and anticipated activities, certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or the electronics industry in general; and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined under applicable securities laws. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed below under "Risk Factors."


                                     SUMMARY

         Business

         We are in the business of manufacturing high-resolution Liquid Crystal on Silicon (LCoS) microdisplays. Our current customers and prospective customers are original equipment manufacturers (OEMs) engaged in the businesses of manufacturing high definition televisions or manufacturing light engines for incorporation into high definition televisions. Our products are also suitable for incorporation into other potential display applications including rear projection computer monitors, wireless communication devices, portable games and digital assistants, although we are not currently working with OEMs of any of these products.

         Our principal executive offices are located at Five Hamilton Landing, Suite 100, Novato, California 94949, and our telephone number is (415) 883-1693.

         For additional information concerning our business, see "About SpatiaLight."

                                  RISK FACTORS

Our shares are speculative in nature and involve a high degree of risk. Before making an investment decision with respect to our shares, prospective investors should carefully consider, along with the other matters discussed in this prospectus, the following risk factors:

We are confronted by serious liquidity concerns.

         As of the date of this prospectus, we have limited financial resources. Our operations to date have consumed substantial amounts of cash and will continue to require substantial amounts of capital in the future. In order to remain competitive, we must continue to make significant investments essential to our ability to operate profitably, including further investments in research and development, equipment, facilities and production activities. Taking into account our current financial condition, we will require significant additional financing to satisfy our increasing working capital requirements in 2006.

         Our financial condition and liquidity have been strongly assisted through private sales of our common shares (both registered and unregistered), convertible note financing, and the payment of exercise prices on our warrants and options. We have no assurance that outstanding stock options and warrants will be exercised in the future. Reliance on private equity purchase agreements and public offerings and exercises of derivative securities to finance our future operations entails the additional risks of our inability to sell our common shares or other securities and an insufficient number of warrants being exercised owing to the prevailing market prices of our underlying common shares. In the event that we are unable to obtain further financing on satisfactory terms or at all, or we are unable to generate sales sufficient to offset our costs, or if our costs of development and operations are greater than we anticipate, we may be unable to increase the size of our business at the rate desired or may be required to delay, reduce, or cease certain of our operations, any of which could materially harm our business and financial results.

Certain of the holders of the Senior Secured Convertible Notes issued by us in November 2004 have made claims of default.

         As previously disclosed in our Current Report on Form 8-K, filed on December 19, 2005, holders of $9,000,000 principal amount of our Senior Secured Convertible Notes have alleged that we have defaulted in the payment of the most recent installment of interest due November 30, 2005 on the Senior Secured Convertible Notes, and one of these holders, who holds $4,500,000 principal amount of the Senior Secured Convertible Notes, has alleged that we have defaulted in our failure to maintain the effectiveness of a registration statement in such manner as to permit such holder to sell its shares pursuant to the registration statement. (The current conversion price of the Senior Secured Convertible Notes of $9.72 exceeds the current market price of our shares by approximately $7.12). As a consequence of these alleged defaults, these holders have demanded the immediate redemption of the principal amount of their Senior Secured Convertible Notes plus a redemption premium of $675,000 to each of them. We do not believe that we have defaulted in the payment of the most recent installment of interest on the Senior Secured Convertible Notes because we tendered timely payment of that interest and have cured any alleged non-payment of that interest on the Senior Secured Convertible Notes (the non-payment of which we contest), and we believe that this registration statement has remained effective and that we are otherwise in compliance with the relevant provisions of the Senior Secured Convertible Notes pertaining to that registration statement. At this date, we cannot predict what actions, if any, will be undertaken by any of the holders of the Senior Secured Convertible Notes, but we will contest any adverse actions because we do not believe that we have committed any defaults under the terms of the Senior Secured Convertible Notes.

We are currently manufacturing and shipping our LCoS Sets in limited commercial quantities, but if we experience difficulties in manufacturing our products in larger quantities, we may not be able to meet customer demands and our operating results could be significantly harmed as a result.

      We have recently experienced difficulties in manufacturing our LCoS Sets principally due to problems that we have experienced in certain specific portions of our manufacturing process, which, until January 2006, were being carried out in our production facility in California. We believe that we have addressed these issues by transitioning these portions of our manufacturing process to our production facility in South Korea, where we have highly-qualified personnel and a new facility designed to our specifications. Furthermore, by having manufacturing take place in one location, we expect to be able to maintain a higher level of quality controls over our LCoS Set production. However, because the manufacture of our LCoS Sets involves highly complex processes and technical problems may arise as we manufacture our LCoS Sets, we cannot assure satisfactory manufacturing yields or that we will be able to adequately ramp up volume production of our LCoS Sets. Current purchase orders, including our agreement with LG Electronics, and anticipated future purchase orders, which we cannot assure, will require us to produce greater quantities of our LCoS Sets than we have produced in the past. If future manufacturing yields are lower than we expect or if we incur unanticipated future problems in production of our LCoS Sets, it will significantly harm our business and operating results because we will have already incurred the costs for the materials used in the LCoS Set manufacturing process. Unanticipated problems in manufacturing our LCoS Sets could also cause production delays that could lead our current and prospective customers to seek other sources, which would negatively impact our operating results.

         In addition, the complexity of our manufacturing processes will increase as the sophistication of our LCoS Sets increases, and such complexities may lend to similar difficulties that could harm our business and operating results. Although we believe that we will be able to mass produce our LCoS Sets, other companies, including some with substantially greater resources than us, have found great difficulty or failed to do so. We do not have reliable information about why other companies have failed to manufacture similar liquid crystal microdisplays and can therefore make no assurances that we will not encounter similar problems.

         We currently obtain silicon backplanes, a vital component in our microdisplays, from the Far East. Some Asian countries are subject to earthquakes, typhoons or political instability. Unless we obtain an alternative source, any disruption or termination of our silicon manufacturing source's operation in Taiwan or air transportation with the Far East could significantly harm our operations.

         Our LCoS Sets are assembled by combining the silicon backplanes with electronic components. The design and manufacture of LCoS Sets are highly complex processes that are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. We have built and equipped a manufacturing plant in the Republic of Korea where we currently manufacture our LCoS Sets in limited quantities. We believe that these current arrangements provide us with strong quality controls and effectively protect our proprietary technology in our products, but the risks discussed above associated with the highly complex processes of manufacturing these liquid crystal microdisplays remain applicable.

Although we have commenced producing products in our manufacturing facility in the Republic of Korea, which serves as our principal facility for manufacturing our microdisplay products, we may encounter difficulties in transitioning our manufacturing operations and difficulties in maintaining or improving our quality controls over the manufacturing and production processes, any of which would be likely to cause significant harm to our business.

         Our decision to locate our principal manufacturing operations in the Republic of Korea may cause us to encounter one or more potential problems that could harm our business. These potential problems could arise in connection with transitioning our manufacturing operations to the facility in the Republic of Korea. As a result of cultural or language differences, problems may arise in the training of our employees, such as misunderstandings or the creation of inefficiencies in our operations. The geographic separation between our corporate offices in the United States and our principal manufacturing operation in the Republic of Korea could result in managerial or supervisory problems, which could lead to decreased quality controls and a subsequent material harm to our business.

We are largely dependent on one customer, LG Electronics, for our future revenues, and failure to expand our customer base or receive additional orders from our existing customer base will make us vulnerable to substantial loss of potential revenues.

In 2005, most of our revenue was derived from LG Electronics. Based upon our agreement with LG Electronics, it is likely that a substantial percentage of our anticipated future revenues will be derived from LG Electronics as well. If we cannot diversify our customer base or derive increased revenues through additional purchase orders and product deliveries from customers other than LG Electronics, and therefore remain primarily reliant on only one customer for a substantial percentage of our revenues, we will be vulnerable to a substantial decline in anticipated revenues if we lose LG Electronics as a customer for any reason or if LG Electronics were to otherwise reduce, delay or cancel its orders. Any such events could cause a material adverse effect on our business, operations and financial condition and the value of our common shares could decline substantially.

         Our ability to retain and receive additional purchase orders from our current customers and to attract and receive purchase orders from prospective customers may depend upon the acceptance of LG Electronics' products in the consumer marketplace. If LG Electronics' television products incorporating our LCoS technology are not commercially successful, demand for our products from our current and prospective customers may not materialize, which could negatively impact our results of operations and our financial condition.

We are the subject of an informal inquiry by the staff of the SEC regarding the circumstances surrounding our filing of certain consents of the independent registered accounting firm BDO Seidman, LLP without requisite authorization.

         We have been advised by the staff of the SEC that it is conducting an informal inquiry into the circumstances surrounding our filing of consents of the independent registered accounting firm BDO Seidman, LLP, without requisite authorization, which consents were filed as Exhibit 23.1 to amendments to our registration statements on Form S-3 (Nos. 333-122391 and 333-122392) filed with the SEC on July 27, 2005. The consents would have allowed us to incorporate by reference in each of the prospectuses constituting a part of the above-referenced registration statements our consolidated financial statements for the years ended December 31, 2002 and 2003. Our current independent registered accounting firm, Odenberg, Ullakko, Muranishi & Co. LLP (which we refer to in the prospectus as OUM) has since provided us with a new report with respect to each of the three years ended December 31, 2004 and we were not requested to amend or restate the financial statements contained in our annual reports on Form 10-K for any of the three fiscal years ended December 31, 2004 in connection with the issuance of OUM's new report. We have been cooperating with the SEC in connection with this matter. In addition, the audit committee of our board of directors has also undertaken a review and investigation of these matters. As of this date, we cannot determine whether we or our management will be adversely affected by this inquiry. See "About SpatiaLight -- Certain Developments" for further information concerning the factual circumstances underlying the inquiry and the audit committee investigation and report with respect to this matter.

We may be subject to lawsuits relating to our use of a registration statement that did not contain an authorized consent of BDO Seidman LLP.

         As disclosed under "About SpatiaLight--Certain Developments," we filed, as part of amendment numbers 3 and 4 to this registration statement and as part of amendment numbers 5 and 6 to another Form S-3 registration statement (File No. 333-122391), an unauthorized consent of BDO Seidman to incorporate by reference our consolidated financial statements for the fiscal years ended December 31, 2002 and 2003, respectively. Subsequently, our current independent registered public accountants, Odenberg, Ullakko, Muranishi & Co., LLP, re-audited our consolidated financial statements for fiscal years 2003 and 2002. Odenberg, Ullakko, Muranishi & Co., LLP has given its consent to incorporate by reference into the registration statement, of which this prospectus is a part, the financial statements for 2002 and 2003 and its report related to those financial statements.

         Following the filing in July 2005 of amendment number 4 to this registration statement and amendment number 6 to the other registration statement, which contained the unauthorized consents referred to above, the Staff of the SEC declared both of the registration statements effective. In August 2005, we filed post-effective amendments number 1 to this registration statement and the other registration statement (those post-effective amendments were subsequently withdrawn), which disclosed the filing of the unauthorized consents.

         Because this registration statement, of which this prospectus is a part, and the other registration statement were used to sell common shares after the Staff of the SEC declared these registration statements effective, it is conceivable that there may be litigation against us or our officers or directors under Section 11 of the Securities Act. Although we do not believe that the filing of an invalid consent constitutes a materially misleading statement or an omission to disclose a material fact within the meaning of Section 11 of the Securities Act, a contrary determination could result in liability for us.

         At present, we are unable to ascertain the exact amount of damages, if any, to which we could potentially be subject under a Section 11 claim instituted by any persons who directly purchased shares pursuant to this registration statement or the other registration statement. Furthermore, at this date, we cannot ascertain the amount of damages, if any, for which we could be liable for claims instituted by any subsequent purchasers who could trace the shares purchased by them to this registration statement or the other registration statement. In August 2005, we sold 500,000 common shares to three institutional purchasers for $5.40 per share pursuant to this registration statement. Each of those investors has since represented to us in writing, in connection with a separate transaction, that they have disposed of all of those shares. One of those institutional investors has represented to us that it sold those shares at a sale price at or higher than its purchase price from us. We believe, based upon discussions with the other two investors, that they sold their shares at a sale price of not lower than $4.25 per share. Therefore, we believe that our maximum damages pursuant to Section 11 claims from direct purchasers, which we would fully contest, would be $385,250, or the difference between the two investor's purchase price and lowest believed resale price, multiplied by the 335,000 shares that they purchased and then resold.

         In addition to any damage claims, which may be material to our financial condition, any lawsuit alleging securities law violations could require us to expend significant financial and managerial resources. Any such lawsuit could also result in further volatility in the market price of our common shares. Nothing set forth in the foregoing statement constitutes an express or implied admission by us of any liabilities under Section 11 of the Securities Act or otherwise.

The obligations arising from our Senior Secured Convertible Notes restrict our future financing alternatives and may result in financial difficulties for us in the future.

         The Senior Secured Convertible Notes issued pursuant in November 2004 (which issuance we refer to in this prospectus as the "November 2004 Financing") bear a 10% rate of interest per annum and are not prepayable, in whole or in part, prior to their maturity on November 30, 2007. Therefore, we do not have the ability to refinance the 2004 Senior Secured Convertible Notes with debt obligations bearing more favorable terms to us or out of the proceeds of an equity financing until their maturity date. Although, we do have the right to convert the Senior Secured Convertible Notes into our common shares in the event that our common shares trade at or above $14.58 (150% of the $9.72 conversion price of the Senior Secured Convertible Notes) for twenty consecutive trading days. The last sale price of our common shares on February 2, 2006, was $2.63.

         Furthermore, the Senior Secured Convertible Notes are secured by virtually all of our assets, other than those located in South Korea, and it may therefore be difficult for us to obtain future debt financing. However, the terms of the Senior Secured Convertible Notes allow us to subordinate the Senior Secured Convertible Notes to a indebtedness to a bank or other institution arising from accounts receivable, contractual rights, inventory or similar financing.

         If we default in meeting our obligations under the Senior Secured Convertible Notes, the indebtedness which they evidence will become immediately due and payable, and the holders of the Senior Secured Convertible Notes will be entitled to foreclose on any of our assets securing the notes. The Senior Secured Convertible Notes are convertible into our common shares and the issuance of such shares (including any shares issued in payment of interest on such notes) may have a dilutive effect on the value of our outstanding common shares.

We have a history of losses and may incur losses in the future and therefore cannot assure you that we will achieve profitability.

         We have incurred losses to date and have experienced cash shortages. For the nine months ended September 30, 2005, we incurred net losses of approximately $9.3 million. In addition, we had an accumulated deficit of approximately $77 million as of September 30, 2005. We expect additional losses as we continue spending for commercial scale production and other business activities as well as further research and development of our products. As a result, we will need to generate substantial sales to support our costs of doing business before we can begin to recoup our operating losses and accumulated deficit and achieve profitability.

We are subject to lengthy development periods and product acceptance cycles, which may significantly harm our business.

         Our business model requires us to develop microdisplays that perform better than existing technologies, manufacture our LCoS Sets in bulk, and sell the resulting LCoS Sets to OEMs that will then incorporate them into their products. OEMs make the determination during their product development programs whether to incorporate our LCoS Sets and/or display units in their products. This requires us to invest significant amounts of time and capital in designing our LCoS Sets before we can be assured that we will generate any significant sales to our customers or even recover our investment. If we fail to recover our investment in the LCoS Sets, it could seriously harm our financial condition. In addition, the acceptance of new technologies developed by our competitors could limit the time period that our products may be demanded by our customers.

We incur substantial operational and research and development costs in connection with products and technologies that may not be successful.

         We currently have 10 full-time engineering and 8 full-time manufacturing personnel based in California working on microdisplays. We are currently actively hiring personnel for our manufacturing facility located in the Republic of Korea. We currently have 7 full-time engineering and 60 full-time manufacturing personnel based in the Republic of Korea and we expect to hire an additional 4 engineers and 21 manufacturing personnel by the first quarter of 2006. This staffing creates significant operational and research and development costs that may not be recouped. Even if our current LCoS Sets become accepted and/or successful, we must continue to employ and may increase in number, our engineering and manufacturing personnel to develop future generations of our microdisplays because of the rapid technological changes in our industry. As a result, we expect to continue incurring significant operational and research and development costs.

Geopolitical conditions or potential military conflicts between allies, the United States and the Republic of Korea, and North Korea may negatively impact our business.

         We commenced producing products in our principal manufacturing operations in the Republic of Korea during the second quarter of 2005 and our largest customer, LG Electronics, resides in the Republic of Korea. The Republic of Korea and North Korea are technically at war with each other, despite the mutually agreed upon existence of the Demilitarized Zone and the relative absence of physical conflict for several decades. Any escalation in the existing conflict between these countries or any commencement, or perceived commencement of a military conflict between the United States and North Korea, may limit our ability to effectively operate our manufacturing facility in the Republic of Korea and also may substantially limit our ability to sell products into the Republic of Korea because of the negative economic, physical or other destructive impact that such a conflict could have on our most important customer. Any such disruptions to our manufacturing operations and/or ability to consummate sales to a substantial customer could adversely affect the development of our business and our financial condition.

If the high definition television market does not continue to develop and if other potential markets for our products do not materialize, then our business will likely be significantly harmed.

         High definition television programming has only recently become available to consumers, and widespread market acceptance, although anticipated, is uncertain at this time. The market demand for high definition televisions is considered contingent upon widespread acceptance of high definition television programming. Our current sales and marketing efforts are focused on OEMs of high definition televisions and OEMs of light engines designed for incorporation into high definition televisions. Therefore, if the market for high definition televisions does not continue to grow and develop, then we will have significant difficulty selling our products, which will have a material adverse effect on our results of operations.

         Various potential target markets for our products, including projectors, monitors, and portable microdisplays, are uncertain and may be slow to develop. In addition, companies in those markets could utilize competing technologies. For us to succeed in selling our products into these potential markets we must offer end-product manufacturers better and less expensive microdisplay products than our competitors, and the manufacturers themselves will also have to develop commercially successful products using our products. In the event that we attempt to market and sell our products into these potential target markets, if we are not able to succeed in selling our products into these potential markets, then our results of operations and overall business may be negatively affected.

If our products do not become widely accepted by our customers or the end-users, our business could be significantly harmed.

         Our LCoS Sets may not be accepted by a widespread market. Even if we successfully obtain customer orders, our customers may determine not to introduce or may terminate products utilizing the technology for a variety of reasons, including the following:

o        superior technologies developed by our competitors;

o        price considerations; and

o        lack of anticipated or actual market demand for the products.

We cannot assure you that we will obtain additional purchase orders from our current or prospective customers, or, if we do, that such orders will generate significant revenues.

         Even though in the past we have received purchase orders for our LCoS Sets and/or display units from LG Electronics and from certain Chinese and Taiwanese OEMs and we may receive additional purchase orders from our prospective customers, sales to manufacturers in the electronics industry are subject to severe competitive pressures, rapid technological change and product obsolescence. In addition, purchase orders received from our Chinese customers are for limited quantities of our products. Customers may, at any time, cancel purchase orders or commitments or reduce or delay orders, thereby increasing our inventory and overhead risks. Therefore, despite the purchase orders received from current customers and other purchase orders that we may receive from prospective customers, we cannot assure you that these agreements will result in significant revenues to us.

If our customers' products are not successful, our business would be materially harmed.

         We do not currently sell any products to end-users. Instead, we design and manufacture various product solutions that our customers (i.e., OEMs) may incorporate into their products. As a result, our success depends almost entirely upon the widespread market acceptance of our customers' products. Any significant absence of, or slowdown in the demand for our customers' products would materially harm our business.

         Our dependence on the success of the products of our customers exposes us to a variety of risks, including our need to do the following:

o maintain customer satisfaction with our design and manufacturing services;

o match our design and manufacturing capacity with customer demand and maintain satisfactory delivery schedules;

o anticipate customer order patterns, changes in order mix, and the level and timing of orders that we can meet; and

o        adjust to the cyclical nature of the industries and markets we serve.

         Our failure to address these risks may cause us to lose sales or for sales to decline.

The high definition television industry is highly competitive, which may result in lost sales or lower gross margins.

         We serve the highly competitive high definition television industry that is characterized by price erosion, rapid technological change and competition from major domestic and international companies. This intense competition could result in downward pricing pressures, lower sales, reduced margins and lower market share.

         Companies competing in the LCoS microdisplay market include Sony and JVC, although we presently believe that Sony has developed LCoS microdisplays for its own use and not for sale to other OEM's. A major competitor of ours in the reflective microdisplay market, although not using liquid crystals in the display, is Texas Instruments, which is producing a micro-mechanical structure of moving mirrors on a silicon backplane, a technology known as digital light processing, or DLP. Texas Instruments has had significant success selling its DLP products to its customers in the business front projector market and the rear projection high definition television market. Some of our competitors, including Texas Instruments and JVC, have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution and other resources than we possess. As a result, they may be able to introduce new products and respond to customer requirements more quickly and effectively than we can.

         Rapid and significant technological advances have characterized the microdisplay market. There can be no assurance that we will be able to effect any significant technological advances or that we will have sufficient funds to invest in new technologies or products or processes. Although we believe that our displays have specifications and capabilities, which equal or exceed that of commercially available LCD, cathode ray tube (CRT) and DLP based display products, the manufacturers of these products may develop further improvements of their existing technology that would eliminate or diminish our anticipated advantage. In addition, numerous competitors have substantially greater financial, technical, marketing, distribution and other resources than we have. The acceptance of our LCoS Sets and/or display units will be dependent upon the pricing, quality, reliability and useful life of these products compared to competing technologies, as to which there can be no assurance.

         Our competitive position also may suffer if one or more of our customers decide to design and manufacture their own microdisplay products, to contract with our competitors, or to use alternative technologies. In addition, customers in the television manufacturing industry typically develop a second source. Second source suppliers may win an increasing share of our customer's product demands.

         Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

o        our success in designing and manufacturing new display technologies;

o        our ability to address the needs of customers;

o the quality, performance, reliability, features, ease of use, pricing, and diversity of our display products;

o foreign currency fluctuations, which may cause a foreign competitor's products to be priced significantly lower than our displays;

o        the quality of our customer services;

o        the efficiency of our production sources; and

o the rate at which customers incorporate our displays into their own products; and products or technologies introduced by our competitors.

Fluctuations in the exchange rate of the United States dollar and foreign currencies could have a material adverse effect on our financial performance and profitability.

         A portion of our costs is denominated in foreign currencies, including the Korean Won, the Euro and the Japanese Yen. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our costs of good sold and operating margins, and could result in exchange losses. We cannot fully predict the impact of future exchange rate fluctuations on our profitability. From time to time, we may engage in exchange rate-hedging activities in an effort to mitigate the impact of exchange rate fluctuations, although we have not engaged in any such hedging activities to date. However, we cannot offer assurance that any hedging technique we may implement will be effective. If it is not effective, we may experience reduced operating margins.

Our operating results are subject to significant fluctuations.

         Our results of operations have varied significantly from quarter-to-quarter in the past and are likely to vary significantly in the future, which makes it difficult to predict our future operating results. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not meaningful and should not be relied upon as an indicator of our future performance. Some of the factors that cause our operating results to fluctuate include the following:

o introductions of displays and market acceptance of new generations of displays;

o        timing of expenditures in anticipation of future orders;

o        changes in our cost structure;

o        availability of labor and components;

o        pricing and availability of competitive products and services;

o        the timing of orders;

o the volume of orders relative to the capacity we can contract to produce;

o        evolution in the life cycles of customers' products; and

o        changes or anticipated changes in economic conditions.

The market price of our common shares is highly volatile.

         The market price of our common shares has been highly volatile, reflecting among other things reported losses, receipts of additional financing and investors' perceptions about our business prospects. Some research has shown that similar volatility in other companies correlates with class action securities lawsuits although to date we have not been a defendant in any such lawsuit. The trading price of our common shares in the future could continue to be subject to wide fluctuations in response to various factors, including the following:

o        quarterly variations in our operating results;

o actual or anticipated announcements of technical innovations or new product developments by us or our competitors;

o        public announcements regarding our business developments;

o        changes in analysts' estimates of our financial performance;

o        sales of large numbers of our common shares by our shareholders;

o        general conditions in the electronics industry; and

o        worldwide economic and financial conditions.

         In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices for many high-technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations and other factors may adversely affect the market price of our common shares.

By further increasing the number of our common shares that may be sold into the market, this offering and any future offerings of our equity securities could cause the market price of our common shares to decrease significantly, even if our business operations are performing well.

         The total number of common shares included in this prospectus, plus the 1,995,643 common shares included in the Post-Effective Amendment No. 5 to Form S-3 Registration Statement that we filed with the SEC concurrently herewith (Registration Number 333-122391), represents approximately 9.0% of the total number of our common shares that were issued and outstanding as of February 3, 2006. Sales of these shares, into the public market, or the perception that future sales of these common shares could occur, might adversely affect the prevailing market price of our common shares in the near future.

         We do not believe that market perceptions regarding the aggregate total of 10,277,076 common shares included in currently effective Form S-3 Registration Statements of the Company rendered effective by the SEC on September 23, 2002, July 15, 2003, and October 2, 2003, respectively, relating to resales of our common shares, will have a material adverse effect on the prevailing market price of our common shares in the future. Based upon our review of reports provided by our transfer agent concerning ownership of our common shares, we believe that approximately 5,940,600 (or 58%) of such aggregate total of common shares included in currently effective registration statements have been sold into the market as of March 23, 2005.

Our common shares may not be liquid.

         Our common shares are currently traded on The NASDAQ SmallCap Market. Our shareholders may find that it is more difficult to sell our common shares than shares that are listed on The NASDAQ National Market or New York Stock Exchange. The trading volume of our common shares has historically been adversely affected due to their limited marketability, but such volume has increased significantly in recent periods. Nevertheless, any substantial sales of our common shares may result in a material reduction in their market price, reflecting the volatility of the trading market for our common shares.

If we lose our key personnel or are unable to attract and retain additional personnel, our ability to compete could be harmed.

         Our development and operations depend substantially on the efforts and abilities of our senior management and qualified technical personnel. Our products require sophisticated production, research and development and technical support. The competition for qualified management and technical personnel is intense. The loss of services of one or more of our key employees or the inability to add key personnel could have a material adverse affect on us; particularly since currently we do not have any insurance policies in place to cover that contingency. Our success will depend upon our ability to attract and retain highly qualified scientific, marketing, manufacturing, financial and other key management personnel. We face intense competition for the limited number of people available with the necessary technical skills and understanding of our products and technology. We cannot assure you that we will be able to attract or retain such personnel or not incur significant costs in order to do so.

Our future success depends on our ability to protect our proprietary technology and our registered intellectual property.

         We believe that our success depends in part on protecting our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality and assignment of inventions agreements from our employees, consultants and advisors and other contractual provisions, to establish and protect our intellectual property rights. If we are unable to protect our intellectual property from use by third parties, our ability to compete in the industry will be harmed. Policing unauthorized use of our products and technology is difficult, however. Despite our efforts to protect our proprietary rights, we face the following risks:

o        pending patent applications may not be issued;

o        patents  issued to us may be challenged, invalidated, or circumvented;

o unauthorized parties may obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;

o others may independently develop similar technology or design around any patents issued to us;

o        breach of confidentiality agreements;

o        intellectual property laws may not protect our intellectual property;
         and

o effective protection of intellectual property rights may be limited or unavailable in some foreign countries, such as China, in which we may operate. Specifically, although we consider the following unlikely because of the complex technological structure of our products, one or more of our current or prospective Chinese, Korean or Taiwanese customers, or their respective employees or other persons including our competitors, that have or gain access to our products for testing purposes, may seek to misappropriate or improperly convert to their own use our intellectual property and a lack of adequate remedies and impartiality under the Chinese, Korean and other foreign legal systems may adversely impact our ability to protect our intellectual property.

         There can be no assurance that we will have adequate remedies in the event any of the foregoing materializes. Failure to protect our intellectual property would limit our ability to produce and market our products in the future, which would materially adversely affect our revenues generated by the sale of such products. In addition, third parties could assert that our products and technology infringe their patents or other intellectual property rights. As a result, we may become subject to future patent infringement claims or litigation, the defense of which is costly, time-consuming and diverts the attention of management and other personnel.

The material weaknesses identified by our management and our independent registered public accounting firm with respect to our material internal control systems, processes and procedures, as described in "Item 9A. Controls and Procedures" of our Annual Report on Form 10-K/A as filed with the SEC on December 29, 2005, may have a materially negative impact on our business.

         In accordance with the rules prescribed by the SEC and the Sarbanes-Oxley Act of 2002, we must periodically review and test our material internal control systems, processes and procedures to ensure compliance. During our preparation of our Annual Report for the year ended December 31, 2004, our management and our independent registered public accounting firm identified several material weaknesses in our internal controls over financial reporting. Although these material weaknesses did not result in a misstatement of our financial results, they relate closely to assuring the fulfillment of critical components of the financial reporting functions of our business. As of this date, the material weaknesses identified include the fact that our Company does not have a full-time Chief Financial Officer. The Company does not currently have a chief financial officer to work with the chief executive officer and chief operating officer in overseeing and monitoring complex and significant transactions in order to provide reasonable assurance that such transactions are reflected accurately and fairly in the financial statements. Furthermore, our Audit Committee does not have a member who is deemed a "financial expert" as defined by the rules promulgated by the SEC, although a member of our Audit Committee has the level of financial sophistication that the NASDAQ's rules require. We may therefore need to incur significant additional expenses to achieve compliance and we may incur other costs in connection with regulatory enforcement actions, any of which could negatively impact our business.

Political, economic and regulatory risks associated with international operations may limit our ability to do business abroad.

         A substantial number of our customers, manufacturers and suppliers are located outside of the United States, principally in the Far East. Our international operations are subject to political and economic conditions abroad, and protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, any of which could adversely affect our ability to manufacture or sell displays in foreign markets and to purchase materials or equipment from foreign suppliers. Certain of our current purchase order agreements with customers are governed by foreign law and therefore, are subject to uncertainty with regard to their enforceability.

We do not pay cash dividends.

         We have never paid any cash dividends on our common shares and do not anticipate that we will pay cash dividends in the near future. Moreover, under the terms of the November 2004 Financing, we are prohibited from paying cash dividends while the Senior Secured Convertible Notes issued in the November 2004 Financing remain outstanding. Instead, we intend to apply any future earnings to the expansion and development of our business.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

         We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the U.S. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in these policies or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, the Financial Accounting Standards Board has implemented changes to United States Generally Accepted Accounting Principles that require us to record a charge to earnings for employee stock option grants for all awards unvested at and granted after December 31, 2005. This regulation will negatively impact our earnings. Technology companies generally, and our Company, specifically, rely on stock options as a major component of our employee compensation packages. Due to the new requirement to expense options, we are less likely to achieve profitability and we may consider decreasing or eliminating option grants. Decreasing or eliminating option grants may negatively impact our ability to attract and retain qualified employees.

                                ABOUT SPATIALIGHT

         We are in the business of manufacturing high-resolution liquid crystal on silicon (LCoS) microdisplays. Our current customers and prospective customers are OEMs engaged in the businesses of manufacturing high definition televisions or manufacturing light engines for incorporation into high definition televisions. Our products are also suitable for incorporation into other potential applications including rear projection computer monitors, wireless communication devices, portable games and digital assistants, although we are not currently working with OEMs of any of these products.

         We are currently offering two types of core products to our customers and prospective customers, all of who are located primarily in Asia. The featured product is our LCoS Set, which is comprised of three of our proprietary SpatiaLight imagEngine(TM) LCoS microdisplays. Our other product, the display unit, is comprised of LCoS Sets fitted onto a light engine.

         We currently manufacture two models of our LCoS Sets. The "T-3" model has a 1920 pixels by 1080 pixels configuration and the "T-1" model has a 1280 pixels by 960 pixels configuration. Until recently, we manufactured our LCoS Sets in limited commercial quantities at our facilities in the Republic of Korea and California. We have, however, recently transitioned those portions of our manufacturing process that were based in California to our facility in the Republic of Korea. We intend to transition the California facility to research and development and special project operations. Internal manufacturing is subject to certain risks described under "Risk Factors." Please see "Manufacturing of LCoS Sets" below for a discussion of our manufacturing facility located in the Republic of Korea.

         We have patents and pending patent applications covering parts of our designs; however, the key designs of the circuitry in the silicon, drive electronics and liquid crystal assembly techniques are proprietary and not covered by patents.

         Our LCoS Sets are high-resolution liquid crystal displays. They are constructed with a silicon chip, a layer of liquid crystals and a glass cover plate in contrast to the more common construction of liquid crystals sandwiched between two glass plates. Our displays are also known as, and commonly referred to as, LCoS, liquid crystal displays (LCD), active matrix liquid crystal displays or spatial light modulators.

         The image on the microdisplays that comprise our LCoS Sets can be projected onto a screen or other surface for individual or group viewing or used in a portable application that is viewed through a magnifying device similar to a viewfinder. Potential microdisplay applications include:

         o large-screen rear-projection television systems, in both high definition television format and standard television formats;

         o large-screen rear-projection computer monitors in a variety of resolutions;

         o        video projectors for applications such as presentations;

         o head-mounted displays which are used for virtual reality systems, defense, aerospace and gaming applications; and

         o other potential applications such as point of purchase displays, optical computing and data storage.

         Our technology uses liquid crystals and silicon chips. An advantage of these materials is that processes for working with them are already known and they may be produced more quickly than competing technologies that offer comparable quality. By using existing manufacturing processes at our manufacturing facility in the Republic of Korea, which commenced producing products for commercial sale in limited quantities in the second quarter of 2005, we believe we will be able to obtain economies of scale.

         The following is a detailed summary of the current status of our business:

         LG Electronics, Inc.

         In July 2004, we entered into an agreement with LG Electronics (see
Exhibit 10.5 to our Annual Report on Form 10-K/A filed with the SEC on December 28, 2005), providing for us to sell our T-3 LCoS Sets to LG Electronics. In July 2005, we commenced delivering a limited quantity of commercial production LCoS Sets to LG Electronics. Under the July 2004 agreement, LG Electronics agreed to purchase from us a minimum of 21,000 LCoS Sets during an initial six-month delivery period, which was originally scheduled to commence in January 2005, subject to LG Electronics' completion of pre-production requirements. Our July 2005 product delivery to LG Electronics included a smaller quantity of LCoS Sets than was originally contemplated under the July 2004 agreement for the first delivery month. We delivered those LCoS Sets in July 2005 based upon our expectation that in the immediate future we would receive a firm purchase order from LG Electronics for its purchase from us of an aggregate minimum quantity of 9,300 LCoS Sets during an initial six-month delivery period.

         In August 2005, we received a firm purchase order from LG Electronics for its purchase from us of an aggregate minimum quantity of 9,300 LCoS Sets for the period July through December 2005. In October 2005, we publicly announced that we had received the formal written qualification letter from LG Electronics stating that we have met certain agreed upon technical specifications (which had been the subject of prior informal approval in July 2005). We later agreed with LG Electronics to move the initial six-month delivery period to November 2005 through April 2006. We subsequently agreed with LG Electronics, through a series of communications, that the initial purchase order for 9,300 LCoS Sets may be filled over a period of time that will extend beyond April 2006. We currently expect that the initial order for 9,300 LCoS Sets will be filled by not later than July 2006. This revised schedule was based primarily upon our expectations about our production output capacity and will allow us to conduct a focused ramp up of our LCoS Set production in South Korea. LG Electronics has advised us that it expects to commence larger mass production purchases of LCoS Sets from us, based upon its strategic marketing plans, immediately upon completion of delivery of the initial order for 9,300 LCoS Sets.

         Although we have been delivering a limited quantity of production LCoS Sets to LG Electronics since July 2005, our delivery ramp up has been slower than expected due to LG Electronics' product specification changes and difficulties that we have experienced in ramping up our manufacturing volumes. These manufacturing difficulties are principally attributable to problems that we have experienced in certain specific portions of our manufacturing process, which, until recently, were being carried out in our production facility in California. We recently transferred those specific portions of our LCoS Set manufacturing process to our facility in South Korea, so that our entire manufacturing process now occurs at the facility in South Korea. This transfer of those specific portions of the process caused a short-term delay in our manufacturing operations while production equipment was physically transferred from California to South Korea and Korean employees were trained to use that equipment, but we believe that having the entire manufacturing process in one location will increase our long-term manufacturing yields and improve our ability to produce sufficient quantities of LCoS Sets to meet future quantity demands from LG Electronics and other customers and prospective customers. The potential negative impact upon our results of operations that could be caused by additional difficulties in manufacturing our LCoS Sets are described under "Risk Factors."

         Based upon our discussions with LG Electronics and public statements by them, we believe that LG Electronics currently intends to commence an initial consumer market rollout of 71-inch and 62-inch LCoS televisions incorporating our LCoS Sets during the first quarter of 2006. LG Electronics also announced that its initial product rollout will be into the United States, South Korean and Australian consumer markets, with future plans for expansion into other markets. Previous delays in LG Electronics' initial product rollout have been based upon revisions to our delivery schedule that have occurred over time. We believe, based upon discussions with LG Electronics, that the initial purchase order for 9,300 LCoS Sets and the current delivery schedule will enable LG Electronics to launch effectively their LCoS-based televisions into the intended target markets.

         We anticipate that the other material terms of our original agreement with LG Electronics will remain substantially the same when it is formally amended and restated. Our agreement with LG Electronics provides that we will be their exclusive supplier of three-chip LCoS microdisplay products for twelve months beginning from the date that we commence shipments under the agreement. Furthermore, our agreement provides that LG Electronics will have the exclusive right in Korea to purchase T-3 microdisplay products from us for the twelve months beginning from the date that we commenced shipments under the agreement.

         In 2005, a substantial percentage of our product deliveries, which were in small quantities, were made to LG Electronics. Based upon our agreement with LG Electronics and our present expectations, it is likely that a substantial percentage of our anticipated future product deliveries in the first half of 2006 will be made to LG Electronics as well. The loss of LG Electronics as a customer or any further delays in our delivery schedule to LG Electronics could significantly harm our future sales and results of operations; and our substantial dependence on one customer is subject to risks set forth under "Risk Factors."

         Business in China and Taiwan

         To date, we have delivered limited quantities of our microdisplay products to our Chinese and Taiwanese customers. A substantial portion of these product deliveries occurred in 2004. The quantities of our products delivered to our Chinese and Taiwanese customers are sufficient only for engineering testing and pilot program purposes. To date, our Chinese and Taiwanese customers have not ordered quantities of our products that would enable them to launch commercial sales of LCoS high definition televisions.

         Currently our most significant Taiwanese customer is ThinTek Optronics Corp. We recently delivered an initial production lot of our T-3 LCoS Sets to ThinTek for their assembly of optical engines to be used in pilot production rear projection televisions.

         We have continuing business relationships with six customers and prospective customers in China and Taiwan, including ThinTek. Current Chinese and Taiwanese prospective customers are at different stages in the development and product introduction processes, and their efforts are progressing at a slower rate than we originally anticipated. We made small shipments of T-3 LCoS Sets to one customer (ThinTek) in the first, second and third quarter of 2005. One of our original Chinese customers (Skyworth) has commenced sale into the China educational market of televisions incorporating our T-1 LCoS Sets. We are maintaining our plans to ship our products to our Chinese and Taiwanese customers and prospective customers, although at a slower rate of shipment than originally expected. We cannot provide assurance concerning the quantities of our products that we will sell to our Chinese and Taiwanese customers and prospective customers in the future.

         Although our Chinese and Taiwanese customers' progression from product prototyping to mass production has been far slower than we had anticipated, we remain positive about our business prospects in China and Taiwan and the potential for China and Taiwan to become large markets for us. We currently believe that Chinese and Taiwanese television manufacturers tend to apply a market strategy of following the successful business models of global television manufacturing leaders, rather than acting as leaders themselves in terms of introducing new technologies to the marketplace. We therefore believe that if the LCoS technology gains greater acceptance in the high definition television marketplace, and if industry leaders, such as Sony, JVC and LG Electronics, present their LCoS based televisions to the worldwide consumer markets in a prominent fashion, it will then be more likely that the Chinese and Taiwanese television manufacturers will follow these business models and ramp up their own lines of LCoS high definition televisions. We believe that our present course of continuing to transact business with major Chinese and Taiwanese television manufacturers is positioning us to be a leading LCoS supplier in China and Taiwan in the future.

         Other Business Developments

         We are currently continuing to develop working relationships with prospective customers, located primarily in Japan and other parts of the Pacific Rim region. These prospective customers fall into two general categories: 1) television manufacturers and 2) light engine suppliers. We have provided samples of our LCoS Sets to certain of these prospective customers, but we do not have any formal agreements with these parties. While we have made significant progress with respect to product integration and negotiating purchase orders with certain of these prospective customers, we cannot assure that we will receive any purchase orders binding on any of these companies for their purchase of our products in the near future. Even assuming that we receive purchase orders that are binding on the prospective customers, these orders and our sales to these customers and to our existing customers are subject to certain contingencies described under "Risk Factors."

         Manufacturing of LCoS Sets

         We completed construction of our South Korean manufacturing facility in January 2005. The South Korean facility has commenced to serve as our central commercial manufacturing base. The facility began producing products for commercial sale in limited quantities in the second quarter of 2005. The facility is designed with the capacity, on full employment, to produce up to 28,000 LCoS Sets per month. The facility has been specially designed for expansion to a capacity of 120,000 LCoS Sets per month in several expansion phases. We believe that the facility can be expanded in an efficient manner in the event that such expansion becomes necessary based upon increased or perceived increased demand for our products from our customers.

         We are currently continuing to install additional manufacturing and related equipment in the facility and we are actively hiring personnel. We are also currently training our new operators and supervisors in key processes and equipment familiarization. We recently completed the process of moving all of our manufacturing operations to South Korea, which included the physical moving of all manufacturing equipment that remained in California as of the end of 2005. We believe that these steps are making our production more efficient and reducing the chances of our incurring unexpected delays in the transition process. While we cannot provide any assurances against unexpected delays, we believe that our transition approach constitutes an appropriate plan to deal with mass production readiness risks and to prepare ourselves to manage our manufacturing facility in South Korea on a basis consistent with the anticipated demand for our products. Potential difficulties in transitioning our manufacturing process from California to South Korea could have a material negative impact upon our results of operations as set forth under "Risk Factors."

         Recent Equity Financing

         January 2006 Financing

         In mid-January 2006, we issued and sold 1,300,000 of our common shares in a private placement to three institutional investors. The purchase price of the common shares was $2.62 per share. We received approximately $3.4 million in proceeds, before expenses, from the sale of these shares, which are and will be used for working capital and other general corporate purposes, including the repayment of certain short-term debt obligations.

         October 2005 Private Placement

         In October 2005, we closed a $2.0 million private placement of our common shares and warrants to purchase our common shares with certain institutional and other investors. This transaction included the sale of 571,431 common shares at a purchase price of $3.50 per share and warrants to purchase 228,576 common shares with an exercise price of $5.00 per share exercisable within five years from the date of issuance. We received $2.0 million in proceeds from this transaction, which has been and will be used for working capital and other general corporate purposes. We did not use a placement agent in this transaction. Three of the institutional purchasers in this transaction were investors in our November 2004 private placement of our senior secured convertible notes. We will be required to pay $15,000 to the investors because the registration statement that we will file in connection with the October 2005 Private Placement was not declared effective by the SEC prior to January 12, 2006, and an additional $15,000 for every 30 days thereafter. In addition, we are currently required to pay $60,000 to those investors because we did not file that registration statement by January 12, 2006.

         August 2005 Equity Financing

         In August 2005, we sold 500,000 of our common shares at a purchase price of $5.40 per share to certain institutional investors. Those shares were included in our Form S-3 "shelf" registration statement (File No. 333-122392), which was declared effective by the SEC in July 2005. We received proceeds of approximately $2.7 million from the transaction, which we used for working capital and other general corporate purposes. The purchasers in the August 2005 Equity Financing had a 30-day option, which expired without exercise on September 4, 2005, to purchase an additional aggregate of 225,000 of our common shares included in the "shelf" registration statement at a purchase price of $5.50 per share. As of the date of this filing, 1,500,000 of our common shares included in our currently effective "shelf" registration statement, have not been sold.

         Senior Secured Convertible Debt Financing

         On November 30, 2004, we completed a non-brokered private placement of $10 million of senior secured notes (the Senior Secured Convertible Notes). The Senior Secured Convertible Notes accrue interest at 10%, payable quarterly, and the interest is payable in cash or common shares, at our option if certain conditions, such as the availability of an effective registration statement pursuant to which resales may be made or the availability of Rule 144(k) for resale of the common shares underlying our Senior Secured Convertible Notes are met. The value of the shares for the purposes of calculating interest payments shall be equal to the 20-day trailing average of the volume weighted average prices of our common shares at the end of each quarterly interest period. The Secured Convertible Notes are due November 30, 2007.

         The Senior Secured Convertible Notes are convertible, at the option of their holders, into our common shares at the conversion price of $9.72 per share. The Senior Secured Convertible Notes are senior to notes that we issued to Argyle Capital Management Corporation, which is wholly owned by Robert A. Olins, our Chief Executive Officer and a director. The holders of our Senior Secured Convertible Notes have a senior security interest in substantially all of our assets, except those located in South Korea. In addition, under the terms of the November 2004 Financing, we are prohibited from using the proceeds from the financing to repay debt or to pay dividends.

         We are required under an amended registration rights agreement, to file a registration statement for resale of the shares issuable upon conversion of the notes and to maintain its effectiveness to allow the holders of our Senior Secured Convertible Securities to convert their notes and sell the underlying common shares freely. As we reported in Post Effective Amendment No. 2 to our registration statement to which this prospectus relates, in late August we advised the holders of our Senior Secured Convertible Notes that until the matter concerning the filing of an unauthorized consent of our former auditors, BDO Seidman LLP, is resolved, no sales may be made using the prospectus which is the subject of this registration statement. One of the holders of our Senior Secured Convertible Notes, Portside Growth & Opportunity Fund, communicated to us that due to the filing of that post-effective amendment, it believes that we are obligated under a registration rights agreement to pay each noteholder cash equal to 1% of the purchase price of the notes, and 1% for every 30 days thereafter, until the matter concerning the consent is resolved. We do not believe that we are contractually obligated to make those payments. We have had discussions with the holders of our Senior Secured Convertible Notes concerning this matter, but there has not been any resolution to date.

         In a letter that we received on December 12, 2005, one of the holders of our 2004 notes, Portside Growth and Opportunity Fund, an affiliate of Ramius Capital Group, LLC, notified us of two alleged events of default under their note set forth below. In a letter that we received on December 13, 2005, another holder of our 2004 notes, Smithfield Fiduciary LLC, an affiliate of Highbridge Capital Management, LLC, notified us only with respect to the second alleged event of default. Both of these notices call for us to redeem the entire $4.5 million principal amount of the Portside and Smithfield 2004 notes, or $9.0 million in the aggregate, plus a redemption premium of $675,000 to each of these holders of the 2004 notes pursuant to Section 12(a) of their notes.

         The following are the alleged defaults: (i) Registration Statement Failure pursuant to Section 4(a)(i) of their Note - Based upon the filing of our first Post-Effective Amendment to the Registration Statement described above;
(ii) Failure to Make Interest Payment pursuant to Section 4(a)(v) of their Note
- Based upon a claim that we did not make a November 2005 interest payment.

         We contend that these allegations are incorrect and without foundation. With respect to the first alleged event of default concerning the alleged registration maintenance failure, we contend that the filing of our first Post-Effective Amendment to the Registration Statement did not and does not constitute an event of default under Section 4(a)(i) of the Portside note. We contend that the second allegation of default is incorrect because on November 30, 2005 (the interest due date), we tendered payment by forwarding checks payable to Portside, Smithfield and the other holders of the 2004 notes by overnight courier to an attorney representing the holders for the full amounts of the relevant quarterly interest payments. That attorney did not distribute the checks to the four holders (although located in the same city), but instead returned the checks to us in California. We have since tendered payment of the full interest amount owing to both Portside and Smithfield via federal funds wire into designated accounts for each of these parties.

         We believe that Portside and Smithfield have undertaken to forward these default notices to us in an attempt to achieve their objective of amending the terms of their 2004 notes to their advantage, including a reduction in the conversion price of the notes and other disadvantageous terms to us. We have rejected their offers in this regard and we will continue to take appropriate actions that we believe are in the best interests of our Company and our shareholders.


Certain Developments

         As previously reported on August 23, 2005, by Post-Effective Amendment No. 1 to this Registration Statement (which has been withdrawn by the Company contemporaneously with the filing of Post-Effective Amendment No. 3 to this Registration Statement), we filed an unauthorized consent to Amendment Nos. 5 and 6 to the Registration Statement of BDO Seidman to incorporate by reference our consolidated financial statements for the fiscal years ended December 31, 2002 and 2003, respectively. Although we received the requisite authorized consents from BDO Seidman to the incorporation by reference of the consolidated financial statements into this Registration Statement when initially filed and prior amendments thereto (and BDO Seidman has not withdrawn these prior consents), we did not receive the requisite authorization from BDO Seidman to file its consent as an exhibit to Amendment Nos. 5 and 6, the penultimate and final amendments to the registration statement before it was declared effective. Amendment Nos. 5 and 6 were filed with the SEC on July 27, 2005. The disclosures contained in these Amendments did not relate in any way to our fiscal years 2003 and 2002 consolidated financial statements.

         The Audit Committee of our Board of Directors conducted an investigation and review of the developments pertaining to the BDO Seidman consent issue with the assistance of independent counsel.

         The Audit Committee delivered its report, dated October 31, 2005, to our Chief Executive Officer, Robert A. Olins. The Report concluded that the evidence does not support a finding that any of our employees included the unauthorized BDO consents in the amendments to the Registration Statements referred to above with fraudulent intent or with specific knowledge that BDO Seidman had not authorized the filing of these consents. It concluded that the evidence was consistent with our including the consents due to lack of communication, a series of misunderstandings and/or a failure of inquiry. As to Mr. Olins, the Report concluded that the Audit Committee found no evidence that Mr. Olins was informed that BDO Seidman had not authorized the filing of these consents. However, it also found no evidence that Mr. Olins inquired or determined whether BDO Seidman had in fact authorized inclusion of the consents in these filings. The Audit Committee Report determined that Mr. Olins, as our Chief Executive Officer, did not exercise sufficient diligence in supervising the filing of the amendments to the Registration Statements, that this was a particularly serious failing in light of the SEC having highlighted the need for consents from BDO Seidman, and that as CEO he bears responsibility for the filings. The Audit Committee also stated its belief that, throughout the process of preparing and filing the amendments to the Registration Statements, Mr. Olins acted with our best interests and the best interests of our shareholders in mind, and that his lack of diligence was not motivated by self interest and that nothing related to this incident personally benefited him financially.

         The Audit Committee recommended three remedial actions. It concluded that the membership of the Board of Directors should be supplemented with a "financial expert" within the meaning of SEC rules. It also concluded that we must improve our corporate governance and disclosure controls, including hiring a full-time Chief Financial Officer and a Controller (who can be the same person). It further concluded that by reason of Mr. Olins' responsibility as CEO for supervision of corporate filings, he should reimburse us for the sum of $50,000, a portion of the costs incurred by us by reason of the unauthorized BDO Seidman consents and the resulting inquiries. In compliance with the Audit Committee Report, in December 2005, Mr. Olins made the $50,000 payment to reimburse the Company.

         As also previously reported, we were advised by the Staff of the SEC that the Staff is conducting an informal inquiry into matters and events pertaining to the filing of the unauthorized BDO consent. We have been cooperating fully with the Staff's inquiry.

         On December 6, 2005, we filed Post-Effective Amendment No. 2 to our registration statement on Form S-3 for the purpose of filing an amended Exhibit 23.2, the consent of the independent registered public accounting firm, Odenberg, Ullakko, Muranishi & Co., LLP. That consent allows us to incorporate by reference into this registration statement the consolidated financial statements appearing in our 2004 Annual Report on Form 10-K/A filed on December 29, 2005, for each of the three years ended December 31, 2004.

State of Incorporation and Principal Office

         We were incorporated under the laws of the State of New York in 1989. Our executive offices are located at Five Hamilton Landing, Suite 100, Novato, California 94949.


                                 USE OF PROCEEDS

         Unless we state otherwise in the applicable prospectus supplement, we expect to use the proceeds from the sale of the Shares for general corporate purposes, including working capital. We may invest funds that we do not immediately require in short-term marketable securities.


                          DESCRIPTION OF COMMON SHARES

         Our Restated Certificate of Incorporation, as amended, authorizes the issuance of up to 50,000,000 common shares, $.01 par value. As of February 2, 2006, 38,660,500 common shares were issued and outstanding.

         The holders of our common shares have equal ratable rights to dividends from funds legally available therefore, when and if declared by our Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of common shares upon the liquidation, dissolution or winding up of our affairs. We have not paid, and have no current plans to pay, dividends on our common shares. Under the terms of the November 2004 Financing, we are prohibited from paying cash dividends while the Senior Secured Convertible Notes issued in the November 2004 Financing remain outstanding. Holders of our common shares are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. All outstanding common shares are, and those offered hereby will be when issued, validly issued, fully paid and nonassessable. The holders of our common shares do not have cumulative voting rights, which means that the holders of a plurality of such outstanding common shares can elect all of our directors then standing for election.

         American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York 10038, is the transfer agent and registrar for our common shares.

                              PLAN OF DISTRIBUTION

         We may sell the Shares from time to time through underwriters or dealers, or directly to one or a limited number of institutional purchasers, or through agents. This prospectus or the applicable prospectus supplement will set forth the terms of the offering of any Shares, including:

         o the name or names of any underwriters, dealers or agents or institutional purchasers;

         o the price of the Shares and the net proceeds to us from such sale;

         o any over-allotment options under which underwriters may purchase additional Shares from us;

         o any underwriting commissions or other items constituting underwriters' compensation; and

         o        any initial public offering price.

         If underwriters are used in any of these sales, the Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transaction, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Shares may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters or agents to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Shares offered in the specified transactions, if any are purchased. Any initial public offering price and any underwriting commission or other items constituting underwriters' compensation may be changed from time to time.

         If a dealer is utilized in the sale of any Shares, we will sell those Shares to the dealer, as principal. The dealer may then resell the Shares to the public at varying prices to be determined by the dealer at the time of resale.

         We may sell directly to one or more institutional or other purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

         If an applicable prospectus supplement indicates, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Shares from us at the public offering prices set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specific date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

         Under agreements entered into with us, agents and underwriters who participate in the distribution of the Shares may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                  LEGAL MATTERS

         The legality of the shares offered by this prospectus is being passed upon by Bryan Cave LLP, New York, New York.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus have been audited by Odenberg, Ullakko, Muranishi & Co. LLP, a registered public accounting firm as of December 31, 2004 and for the three years then ended set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                         WHERE TO FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. These reports, proxy statements and other information filed with the SEC may be inspected and copied at the SEC Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

         You may obtain information about the operation of the SEC Public Reference Room by calling 1-800-732-0330. You may also inspect this material free of charge at the SEC's website at http://www.sec.gov. Finally, you may also inspect reports and other information concerning SpatiaLight at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. SpatiaLight common shares are traded on The Nasdaq SmallCap Market under the symbol "HDTV". SpatiaLight's website is located at http://www.spatialight.com.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" information that we file with them which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information we later file with the SEC will automatically update and supersede this information. The following documents filed by us with the SEC (File No. 000-19828) are incorporated in this prospectus by reference:

         o Annual Report on Form 10-K, Form 10-K/A Amendment No. 1, Form 10-K/A Amendment No. 2, Form 10-K/A Amendment No. 3, Form 10-K/A Amendment No. 4, Form 10-K/A Amendment No. 5 and 10-K/A Amendment No. 6 for the fiscal year ended December 31, 2004, filed with the SEC on March 14, 2005, March 16, 2005, April 27, 2005, May 16, 2005, July 14, 2005, October 25, 2005 and
                  December 29, 2005, respectively.

         o The description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on February 5, 1992, under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

         o Quarterly Report on Form 10-Q, Form 10-Q/A for the fiscal quarter ended March 31, 2005, filed with the SEC on May 10, 2005 and July 14, 2005, respectively.

         o Quarterly Report on Form 10-Q, Form 10-Q/A for the fiscal quarter ended June 30, 2005, filed with the SEC on August 9, 2005, and September 29, 2005, respectively.

         o Quarterly Report on Form 10-Q, Form 10-Q/A for the fiscal quarter ended September 30, 2005, filed with the SEC on November 9, 2005 and December 6, 2005, respectively.

         o Current Reports on Form 8-K and 8-K/A filed with the SEC on July 8, July 14, August 5, August 29, September 22, October 13, December 19, December 23, 2005 and January 19, 2006.

         All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and before the termination of the offering of the shares under this prospectus shall be considered incorporated by reference in this prospectus and be a part of this prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document, which also is considered to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this prospectus. We will provide without charge to each person to whom this prospectus is delivered, upon request, a copy of any and all of the documents that have been incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Assistant Secretary of SpatiaLight, Inc., Five Hamilton Landing, Suite 100, Novato, California 94949 (telephone (415) 883-1693).


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our Bylaws provide that we will indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of SpatiaLight and (b) any director or officer of SpatiaLight who served any other company in any capacity at the request of SpatiaLight, in the manner and to the maximum extent set forth in the Business Corporation Law of the State of New York; and SpatiaLight may at the discretion of the Board indemnify all other corporate personnel to the extent permitted by law.

         In addition, our Certificate of Incorporation provides that no director shall be liable to SpatiaLight or its shareholders for damages for any breach of duty in such capacity. However, such provision does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (relating to the making of illegal distributions to shareholders or loans to directors).

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of SpatiaLight as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SpatiaLight as provided above, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

================================================================================
WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF THE DATE OF THIS PROSPECTUS. DELIVERY OF THIS PROSPECTUS AFTER THE DATE INDICATED BELOW DOES NOT MEAN THAT THE INFORMATION IS STILL CORRECT AS OF ANY SUBSEQUENT DATE.











                                SPATIALIGHT, INC.

                             1,500,000 COMMON SHARES















                                   PROSPECTUS

                                February 6, 2006









================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. Other Expenses of Issuance and Distribution.

         The following table itemizes the costs and expenses incurred by us in connection with the offering of the shares being registered. All of the amounts shown are estimates except the SEC registration fee.

Item                                                            Amount
----                                                            ------
SEC Registration Fee....................................     $  1,186.42
Accounting fees and expenses............................     $ 22,000.00
Legal fees and expenses.................................     $110,000.00
Miscellaneous expenses..................................     $  5,000.00
Total...................................................     $138,186.42

ITEM 15. Indemnification of Directors and Officers.

         Our Restated Certificate of Incorporation, as amended, of the Registrant, filed November 6, 1991, provides in relevant part at paragraph 7, that

               The directors of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity occurring after the adoption of the provisions authorized in this certificate of incorporation, provided, however, that the provisions contained herein shall not eliminate such directors' liability if a judgment or other final adjudication adverse to the director establishes that (i) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law; (ii) that the director personally gained a financial profit or other advantage to which the director was not legally entitled; or (iii) that the directors' acts violated the provisions of Section 719 of the New York Business Corporation Law.

         As authorized by Article V of the Registrant's Bylaws, directors and officers of the Registrant, and certain of the Registrant's employees, have been availed of the broadest scope of permissible indemnification coverage consistent with the New York Business Corporation Law. Article V of the Registrant's Bylaws provides as follows:

              5.1 INDEMNIFICATION. The Corporation shall indemnify
              (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation and (b) any director or officer of the Corporation who served any other company in any capacity at the request of the Corporation, in the manner and to the maximum extent permitted by the Business Corporation Law of New York, as amended from time to time; and the Corporation may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by law.

              5.2 AUTHORIZATION. The provisions for indemnification set forth in Section 5.1 hereof shall not be deemed to be exclusive. The Corporation is hereby authorized to further indemnify its directors or officers in the manner and to the extent set forth in (i) a resolution of the shareholders, (ii) a resolution of the directors, or (iii) an agreement providing for such indemnification, so long as such indemnification shall not be expressly prohibited by the provisions of the Business Corporation Law of New York.

         The New York Business Corporation Law, Article 7, Sections 721-726 provides for the indemnification and advancement of expenses to officers and directors. Section 721 provides that indemnification and advancement under the Business Corporation Law are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled.

         Section 722 of the Business Corporation Law provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his conduct was unlawful. In addition, statutory indemnification may not be provided in derivative actions (i) which are settled or otherwise disposed of or (ii) in which the director or officer is adjudged liable to the corporation, unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnity.

         Section 723 of the Business Corporation law provides that statutory indemnification is mandatory where the director or officer has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding. Section 723 also provides that expenses of defending a civil or criminal action or proceeding may be advanced by the corporation upon receipt of an undertaking to repay them if and to the extent the recipient is ultimately found not to be entitled to indemnification. Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers. We do not have in effect insurance policies providing both directors and officers liability coverage and corporate reimbursement coverage.

         The foregoing provisions provide for the indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. It is currently unclear as a matter of law what impact these provisions will have regarding securities law violations. The SEC takes the position that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 16. Exhibits.

         The following exhibits are filed with this Registration Statement unless otherwise indicated:

Exhibit No.        Description of Exhibit
-----------        ----------------------
1.1                Form of Underwriting Agreement with respect to common shares. +

3.1                Certificate of Incorporation,  as amended (Amendments to document filed as Exhibit 3.1 to the Company's  Amendment No. 1 to Form S-3  Registration  Statement  filed November
                   18, 1999).

3.2                Bylaws  (incorporated  by  reference  to  Exhibit  B to the  Company's  Form 8-K filed
                   February 7, 1995).
4.3                Form of Common Stock Certificate.*

5.1                Opinion of Bryan Cave LLP.*

23.2               Consent of  Odenberg,  Ullakko,  Muranishi & Co. LLP,  Independent  Registered  Public
                   Accounting Firm.

23.3               Consent of Bryan Cave LLP (included as part of Exhibit 5.1). *

24.1               Power of attorney.*

-----------------

+ To be filed by amendment or by a report on Form 8-K, to the extent applicable, in connection with an offering.

* Previously filed.

ITEM 17. Undertakings.

a.       The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           Provided, however, That paragraphs (a)1(i) and
                           (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           Provided however, That:

                           Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                  a.       If the registrant is relying on Rule 430B:

                           i. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                           ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or
                                    (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),
                                    (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

                  b. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as fof the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

         5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                           i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                           ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                           iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                           iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

         6. For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         7.       (a)      Any provision or arrangement exists whereby the
                           registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or

                  (b) The underwriting agreement contains a provision whereby the registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and

                  (c) The benefits of such indemnification are not waived by such persons:

                           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California on February 6, 2006.

                               SPATIALIGHT, INC.

                               By:  /s/ Robert A. Olins
                                    --------------------------------------------
                                    Robert A. Olins
                                    Chief Executive Officer and
                                      Principal Financial and Accounting Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                Title                                              Date
---------                                -----                                              ----
/s/ Robert A. Olins                      Chief Executive Officer, Principal Financial and   February 6, 2006
---------------------------------        Accounting Officer, Secretary, Treasurer and
Robert A. Olins                          Director

*/s/ Lawrence J. Matteson                Director                                           February 6, 2006
 --------------------------------
 Lawrence J. Matteson

*/s/ Claude Piaget                       Director                                           February 6, 2006
 --------------------------------
 Claude Piaget

*/s/ Robert C. Munro                                                                        February 6, 2006
 --------------------------------
 Robert C. Munro                         Director

*Pursuant to Power of Attorney filed
as Exhibit 24.1.




*By:  /s/ Robert A. Olins                                                                   February 6, 2006
     ----------------------------
Robert A. Olins
(Attorney-in-fact)

EXHIBIT INDEX


Exhibit No.        Description of Exhibit
-----------        ----------------------
1.1                Form of Underwriting Agreement with respect to common shares. +

3.1                Certificate of Incorporation,  as amended (Amendments to document filed as Exhibit 3.1 to the Company's Amendment No. 1 to Form S-3 Registration Statement filed November
                   18, 1999).

3.2                Bylaws  (incorporated by reference to Exhibit B to the Company's Form 8-K filed
                   February 7, 1995).
4.3                Form of Common Stock Certificate.*

5.1                Opinion of Bryan Cave LLP.*

23.2               Consent of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Registered Public
                   Accounting Firm.

23.3               Consent of Bryan Cave LLP (included as part of Exhibit 5.1). *

24.1               Power of attorney.*

-----------------
+ To be filed by amendment or by a report on Form 8-K, to the extent applicable, in connection with an offering.
* Previously filed.